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                                                                     EXHIBIT 5.1
                 [LETTERHEAD OF FREER & MCGARRY APPEARS HERE]

                                AUGUST 26, 1996



The Board of Directors
Commander Aircraft Company
7200 Nowthwest 63rd Street
Hanger Eight, Wiley Post Airport
Bethany, Oklahoma   73008

Gentlemen:

        We have represented Commander Aircraft Company (the "Company") in connection with the amendment of the Company's 1993 Stock Option Plan (the "Plan"), the issuance of options under the Plan (the "Options") and the issuance of shares of the Company's Common Stock upon the exercise of the Options.
In connection with giving this opinion, we have reviewed the records of the Company's actions in connection with the adoption of the Plan and the amendment to the Plan, the Plan and the form of the stock option agreements issued under the Plan and such other matters that we have considered necessary to render this opinion.

        Based upon the foregoing, we are of the opinion that the shares of the Company's Common Stock when issued upon the exercise of the Options will be legally issued, fully paid and non-assessable.

        We consent to the inclusion of this opinion as an exhibit to the registration statement relating to the Plan and to the reference to us in the registration statement.

                                        Sincerely yours,

                                        FREER & McGARRY, P.C.


                                        By /s/ PATRICK H. ALLEN
                                          -----------------------
                                             Patrick H. Allen

/PHA